UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 21, 2004

Date of Report (Date of earliest event reported)

NET PERCEPTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25781	41-1844584

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Pickwick Plaza, Greenwich, CT 06830

(Address of Principal Executive Offices, Including Zip Code))

(203) 552-9600

(Registrant's Telephone Number, including Area Code)

7700 France Avenue South, Edina, MN 55435

(Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events and Required FD Disclosure.

On April 21, 2004, Net Perceptions, Inc. (“Net Perceptions” or the “Company”) entered into a Convertible Note Purchase Agreement with Olden Acquisition LLC, (“Olden”), an affiliate of Kanders & Company, Inc., pursuant to which the Company issued a 2% ten-year Convertible Subordinated Note (the “Note”) to Olden, which is convertible after one year (or earlier upon a call of the Note by the Company and in certain other circumstances) into approximately 19.9% of Net Perceptions’ common stock, par value $0.0001 per share, outstanding on the April 21, 2004 closing date. Proceeds to Net Perceptions from the sale of the Note are approximately $2.5 million before transaction expenses. Interest on the Note accrues semi-annually, but is not payable currently or upon conversion of the Note.

Also on April 21, 2004, the Net Perceptions Board of Directors voted to increase its size from three to four members. Ann Winblad resigned as a director and Warren B. Kanders and Nicholas Sokolow were appointed to fill the vacancies, so that the Board is now comprised of the two new directors and John F. Kennedy and John T. Riedl. In addition, Mr. Kanders was appointed as the Executive Chairman of the Board and Nigel P. Ekern was appointed as Chief Administrative Officer. Thomas M. Donnelly has resigned as the Company’s President. At the request of the newly constituted Board of Directors, Mr. Donnelly will continue as Chief Financial Officer and Treasurer through the filing of the first quarter Form 10-Q, after which he will serve as a part-time consultant to the Company for a limited transition period.

In connection with the transaction, Net Perceptions and Olden also entered into a Registration Rights Agreement, which requires Net Perceptions, upon Olden’s request, to file a “shelf” Registration Statement under Rule 415 to register the shares of Net Perceptions common stock into which the Note is convertible.

Also in connection with the transaction, Net Perception’s Rights Agreement was amended so that the transaction would not trigger the rights thereunder.

Net Perceptions’ press release announcing the transaction is attached as exhibit 99.1 and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release issued by Net Perceptions, Inc. on April 21, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET PERCEPTIONS, INC.

Date:	April 21, 2004	By:	/s/ Thomas M. Donnelly

Thomas M. Donnelly Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by Net Perceptions, Inc. on April 21, 2004.

FOR IMMEDIATE RELEASE April 21, 2004

Contact: Nigel P. Ekern Chief Administrative Officer Net Perceptions, Inc. (203) 552-9600

NET PERCEPTIONS ANNOUNCES COMPLETION OF STRATEGIC INVESTMENT BY KANDERS & COMPANY, INC.; EMBARKS ON ASSET REDEPLOYMENT STRATEGY

Minneapolis – Net Perceptions, Inc. (NASDAQ: NETP) today announced the simultaneous signing and closing of a strategic investment into the Company by an investment affiliate of Kanders & Company, Inc. for the purpose of initiating an asset redeployment strategy.

The Company issued and sold to a Kanders affiliate a 2% ten-year Convertible Subordinated Note which is convertible after a year at a conversion price of $0.45 per share of Company common stock into approximately 19.9% of the outstanding common equity of Net Perceptions as of the closing, with proceeds to the Company totaling approximately $2.5 million before transaction expenses. Interest on the note will accrue but will not be payable currently or upon conversion of the note.

The Net Perceptions Board of Directors voted to increase its size from three to four members. Ann Winblad resigned as a director and Warren B. Kanders and Nicholas Sokolow were appointed to fill the vacancies, so that the Board is now comprised of the two new directors and John F. Kennedy and John T. Riedl. In addition, Mr. Kanders was appointed as the Executive Chairman of the Board and Nigel P. Ekern was appointed as Chief Administrative Officer to oversee the operations of Net Perceptions and to assist with the Company’s asset redeployment strategy. In an effort to minimize expenditures as the Company pursues its redeployment strategy, these new management members will receive no cash compensation, but will be eligible to receive equity based awards. Thomas M. Donnelly has resigned as the Company’s President. At the request of the newly constituted Board of Directors, Mr. Donnelly will continue as Chief Financial Officer and Treasurer through the filing of the first quarter Form 10-Q, after which he will serve as a part-time consultant to the Company for a limited transition period. As part of the redeployment strategy, the Company will relocate its corporate offices to Greenwich, Connecticut.

Mr. Kanders stated, “We would like to thank the outgoing management team for their efforts in bringing this transaction to a conclusion and enabling a smooth transition as we embark on a new direction for the Company. The completion of this investment marks the initial step towards the repositioning of Net Perceptions’ assets in an effort to enhance stockholder value.”

He continued, “We believe this strategy will allow the Company to increase value to stockholders by utilizing its cash resources to acquire or merge with an operating business that can serve as a platform for future growth. In addition, our strategy provides an avenue through which the stockholders may be able to benefit from the value of Net Perceptions’ non-cash assets, specifically its substantial net operating loss carryforwards.”

Board of Directors member John F. Kennedy stated, “We welcome Kanders & Company’s investment into Net Perceptions. Warren B. Kanders has a well-deserved reputation for actively working with management and institutional shareholders to enhance shareholder value in the companies in which he has become involved.” Mr. Kanders is currently the Chairman and Chief Executive Officer of Armor Holdings, Inc. (NYSE:AH) and Executive Chairman of Clarus Corporation (NASDAQ:CLRS).

This release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange 1934. Information in this release includes our plans, beliefs, hopes, expectations, intentions and strategies relating to our future results. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks, including our planned effort to redeploy our assets to enhance stockholder value. All forward-looking statements contained in this release are based on information available as of the date of this release and we assume no obligation to update the forward-looking statements contained herein.